UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Allen Hartman and the other members of the Hartman Group have commenced using the following revised script in discussions with stockholders of Silver Star Properties REIT, Inc. (“Silver Star”) regarding Silver Star’s ongoing Consent Solicitation and the Hartman Group’s opposing Consent Revocation Statement:

“Al Hartman is the largest shareholder in Silver Star Properties REIT, he has seen the value decline and company be mismanaged since being terminated as CEO in October of 2022.

The current board of directors have awarded themselves Performance Units convertible into shares of the Company’s Common Stock at your expense, named Gerald Haddock the Co-CEO of the company, and are putting your money at risk by adopting a new and unproven investment strategy, at a time when Silver Star is required by its charter to liquidate unless its stockholders have consented to a new investment strategy.

Al Hartman advocates for an annual shareholder meeting and for a complete liquidation of the company, and return of capital to you, the investor.

We have sent you a consent revocation statement. I strongly urge you to not vote in Silver Star’s consent solicitation.

Have you voted in favor or were you considering in voting in favor?”

After answer “no” to both questions, say thank you, and ask if they have any questions.

If they have questions, answer considering the below:

•	“Silver Star’s rogue Board of Directors has determined not to liquidate the Company, but rather to embark upon a plan to obtain a listing on a national exchange “and satisfy the requirements of the Company’s charter”, as per their Definitive Additional Materials filed with the SEC on December 29, 2023. I firmly believe that it is too late to satisfy the applicable charter requirements at this time in the manner suggested by Silver Star, and that liquidating Silver Star now is the only way to comply with the charter. Further, rather than comply with the charter, the Board of Directors has appointed Gerald Haddock as Co-CEO and awarded the members of the Executive Committee Performance Units which we expect to have significant value, and has adopted a new self-storage strategy without first obtaining stockholder approval.

•	The Company’s occupancy rate declined from 79% in September 2022, the last month I served as CEO, to 75% in June 2023, which is the lowest occupancy percentage for the third quarter in the last 5 years (and lower than even the occupancy percentage during the COVID-19 pandemic). I believe this represents a decline in value of millions of dollars. I fear that it may have declined even more since June 2023, and note that after June 2023 the Company changed its disclosure method in its SEC filings such that it is impossible to know the full extent of any such decline based solely on such disclosure, possibly to hide further declines. Silver Star has historically disclosed occupancy percentages with respect to income-producing properties owned by it and its subsidiaries; in its Q3 2022 Quarterly Report, for example, it reported occupancy percentages based on 44 properties. But Silver Star abruptly switched its disclosure method in its Q3 2023 Quarterly Report, so that the occupancy percentage only pertains to the 3 properties directly owned by Silver Star. I can only speculate that the switch in disclosure was intentionally motivated, perhaps to allow Silver Star to omit disclosure of lower occupancy at its properties owned by its subsidiaries.

•	We firmly believe that a vote for Silver Star’s consent solicitation would further what we believe to be the Board’s goals of entrenching themselves as board members and could block you from having a choice at an annual meeting.

•	After firing me, they hired two outside CEOs that have both turned over in the last year.

•	The Company’s independent auditor recently terminated their relationship with the Company for reasons that have not been disclosed to Silver Star’s stockholders.

•	We firmly believe that the Board’s plans to reposition Silver Star as a self-storage company with puts your money at risk. Any new strategy would come with inherent risk, but we are particularly concerned that the current leadership time may not have sufficient experience in self-storage to execute the new strategy successfully. In any case, the current plan to implement the self-storage strategy and pursue a stock exchange listing will delay what would otherwise, if Silver Star were liquidated, be a return of capital to you.

•	In our view, Silver Star’s current Board is willing to say anything, regardless of whether it is truthful or not.”

If they have voted yes “We will be sending our consent revocation statement. We urge you to reverse your vote in Silver Star’s consent solicitation.”

If they have not voted, say “We urge you not to vote in Silver Star’s consent solicitation.”

Additional Information

On January 9, 2024, the persons identified on the cover page hereto (collectively, the “Hartman Group”) filed a Definitive Consent Revocation Statement on Schedule 14A (the “Definitive Consent Revocation Statement”), together with a BLUE consent revocation card, with the SEC in connection with the consent solicitation initiated by Silver Star Properties REIT, Inc. (the “Consent Solicitation”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Definitive Consent Revocation Statement, and any amendments or supplements thereto, and any other documents (including the BLUE consent revocation card) at the SEC’s website (http://www.sec.gov). PLEASE DO NOT MAKE ANY DECISION REGARDING SILVER STAR’S CONSENT SOLICITATION UNTIL YOU RECEIVE OUR MATERIALS.

Certain Information Regarding Participants

The respective members of the Hartman Group may be deemed to be participants in the solicitation of consent revocation cards from stockholders in connection with the Consent Solicitation. Additional information regarding the identity of these participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Definitive Consent Revocation Statement and any other materials to be filed with the SEC in connection with the Consent Solicitation.